EXHIBIT 11

                      COMPUTATION OF NET EARNINGS PER SHARE
                    DONALDSON COMPANY, INC. AND SUBSIDIARIES
                (Dollars in Thousands, Except Per Share Amounts)


                                   Year Ended July 31
                                          1996           1995           1994
                                       ----------     ----------     ----------
Primary
Average shares outstanding             25,736,941     26,365,316     27,026,291

Effect of stock options based
  on the treasury stock method
  using average market price              276,483        301,204        260,338
                                      -----------    -----------    -----------

                            Total      26,013,424     26,666,520     27,286,629
                                      ===========    ===========    ===========

Earnings before accounting change     $    43,436    $    38,536    $    31,949

 Cumulative effect of accounting
 change                                      --             --            2,206
                                      -----------    -----------    -----------

                     Net Earnings     $    43,436    $    38,536    $    34,155
                                      ===========    ===========    ===========

Earnings Per Share:
Earnings before accounting change $ 1.67 $ 1.45 $ 1.17 Cumulative effect of accounting
  change                                     --             --              .08
                                      -----------    -----------    -----------

           Net Earnings Per Share     $      1.67    $      1.45    $      1.25
                                      ===========    ===========    ===========


Fully Diluted
Average shares outstanding             25,736,941     26,365,316     27,026,291

Effect of stock options based
  on the treasury stock method
  using average market price
  during the year or ending
  market price, whichever is
  higher                                  280,493        321,108        287,074
                                      -----------    -----------    -----------
                            Total      26,017,434     26,686,424     27,313,365
                                      ===========    ===========    ===========

Earnings before accounting change     $    43,436    $    38,536    $    31,949

Cumulative effect of accounting
  change                                     --             --            2,206
                                      -----------    -----------    -----------
                     Net Earnings     $    43,436    $    38,536    $    34,155
                                      ===========    ===========    ===========

Earnings Per Share:
Earnings before accounting change $ 1.67 $ 1.44 $ 1.17 Cumulative effect of accounting
  change                                     --             --              .08
                                      -----------    -----------    -----------

           Net Earnings Per Share     $      1.67    $      1.44    $      1.25
                                      ===========    ===========    ===========

All share and per share amounts have been adjusted for all stock splits.